Exhibit 99.1

Atlantic Southern Financial Group, Inc. Reports Net Operating Loss for Third Quarter 2009

Atlantic Southern Financial Group (NASDAQ:  ASFN) today reported a net operating loss of $8.3 million, or $1.97 per diluted share, for the third quarter of 2009 compared to net loss of $347 thousand, or $0.08 per share, in the third quarter of 2008.  The net operating loss was primarily driven by elevated credit costs including an $11.4 million provision in the allowance for loan losses.

Atlantic Southern’s net operating loss for the first nine months of 2009 was $11.8 million, or $2.80 per share.  Including the non-recurring charge for goodwill impairment from the second quarter of 2009, the net loss for the first nine months of 2009 was $31.3 million, or $7.44 per share compared to net earnings of $1.6 million, or $.35 per share, for the first nine months of 2008.

“We continue our strategy of aggressively addressing problem credits,” stated Mark Stevens, President and Chief Executive Officer of Atlantic Southern Financial Group.  “During the third quarter of 2009, we saw an increase in non-performing assets.  Unusually high levels of loan loss provision have been necessary as management addresses asset quality deterioration associated with the real estate downturn.”

The net interest income for the third quarter of 2009 was $4.0 million compared to $6.0 million for the same period a year earlier, which represents a decrease of $2.0 million.  The net interest margin was 1.56 percent for the third quarter of 2009 compared to 2.70 percent for the third quarter of 2008.  The net interest income for the nine months ended September 30, 2009 was $13.9 million compared to $18.3 million for the same period a year earlier, which represents a decrease of $4.4 million.  The net interest margin was 1.97 percent for the nine months ended September 30, 2009 compared to 2.94 percent for the same period a year earlier.  “Uncollectible interest on loans coupled with the increase in non-accrual loans had a significant impact on our net interest margin,” stated Mr. Stevens.

The Company’s nonperforming assets increased approximately $54.4 million, or 173.6%, to approximately $85.7 million as of September 30, 2009 as compared to $31.3 million as of December 31, 2008.  This increase is largely due to several large relationships that are secured by commercial real estate and residential construction and land development real estate being placed on non-accrual. All non-accrual loans are adequately collateralized based on management’s judgment and supported by recent collateral appraisals.  The Company continues to actively market and continuously monitor all other real estate owned properties in order to minimize losses.  “The economic conditions continue to negatively affect our credit quality.  A rise in the level of non-performing assets and deterioration in property valuations led us to increase our allowance for loan losses during the third quarter.  We expect the challenges to continue in 2009 and the level of charge-offs and non-performing assets to be elevated over historical levels.  We developed a Special Assets Division in the second quarter of 2009 to address our credit issues, and we remain committed to our strategy of aggressively working through our problem credits and pursuing the best economic outcome for our Company in each instance,” stated Stevens.

As a result of the increase in non-accrual loans, the total nonperforming assets increased to 7.91 percent of total assets as of September 30, 2009 compared to 3.16 percent as of December 31, 2008.  Net charge-offs annualized for the third quarter of 2009 were 5.91 percent of average loans compared to 0.16 percent for the same period a year earlier.  Net charge-offs annualized for the nine months ended September 30, 2009 were 2.45 percent compared to 0.15 percent for the same period a year earlier.  During the third quarter of 2009, the Company charged off approximately $11.8 million primarily due to the impairment of several real estate loans.

At September 30, 2009, the allowance for loan loss amounted to $14.6 million or 1.92 percent of total loans outstanding compared to $11.7 million or 1.47 percent of total loans outstanding at December 31, 2008.  Provision for loan losses increased approximately $10.4 million for the third quarter of 2009 to $11.4 million compared to the same period in 2008.  For the nine months ended September 30, 2009, provision for loan losses increased $15.2 million to $17.4 million compared to the same period in 2008.

For the third quarter of 2009, noninterest income was $1.1 million compared to a net expense of $120 thousand for the third quarter of 2008.  Noninterest income for 2009 year-to-date was $4.5 million compared to $2.1 million for the same period a year earlier.  The increase is primarily attributed to the gains on the sales of investment securities that resulted from the sale of several mortgage-backed securities during the second quarter of 2009.  Also, during the third quarter of 2008, the Company took an other than temporary impairment loss of $1,165,284 on the Company’s investments in the Freddie Mac series F preferred stock and the Fannie Mae series R preferred stock.

Operating expense for the third quarter of 2009 was $6.5 million compared to $5.7 million for the third quarter of 2008.  Operating expense for 2009 year-to-date, which excludes the goodwill impairment charge, was $19.5 million compared to $16.3 million for the same period a year earlier.  The increase was mostly due to the Company absorbing other real estate expenses from several foreclosed properties acquired since the fourth quarter of 2008, the loss on sales of other real estate properties with one particular property loss amounting to $1.3 million during the second quarter of 2009, an increase of $566 thousand in quarterly FDIC assessments, and the accrual of $527 thousand for the special one-time FDIC assessment payable on September 30, 2009.

At September 30, 2009, total gross loans were $760.8 million, down $32.6 million or 4.1 percent, from December 31, 2008.  Total deposits at September 30, 2009 were $957.2 million, an increase of $120.7 million, or 14.4 percent, from December 31, 2008.  The Company was able to increase its retail time deposits at September 30, 2009 by $158.2 million from December 31, 2008 due to management’s aggressive efforts to increase core deposits.  Non-interest bearing and interest bearing deposits also increased at September 30, 2009 by $21.0 million from December 31, 2008.  Management was able to decrease wholesale deposits at September 30, 2009 by $58.5 million from December 31, 2008 due to an effort to reduce reliance on wholesale deposits for funding needs.

“We are intensely focused on balance sheet management including capital preservation, liquidity management, lowering our cost of funds and reducing our reliance on non-core funding sources,” Stevens said.

Total shareholders’ equity was $57.5 million at September 30, 2009.  The Bank’s total risk-based capital ratio at September 30, 2009 was 9.34% compared to 10.33% at December 31, 2008.

About Atlantic Southern Financial Group, Inc. and Atlantic Southern Bank

With headquarters in Macon, Georgia, Atlantic Southern Financial Group, Inc., operates nine banking locations in the middle Georgia markets of Macon and Warner Robins, five locations in the coastal markets of Savannah, Darien, Brunswick, one location in the south Georgia market of Valdosta, Georgia and one location in the northeast Florida market of Jacksonville, Florida.  The Company specializes in commercial real estate and small business lending.

Safe Harbor

This news release contains forward-looking statements, as defined by Federal Securities Laws, including statements about financial outlook and business environment.  These statements are provided to assist in the understanding of a future financial performance and such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements.  Any such statements are based on current expectations and involve a number of risks and uncertainties.  For a discussion of factors that may cause such forward-looking statements to differ materially from actual results, please refer to the section entitled “Forward-Looking Statements” in Atlantic Southern Financial Group, Inc.’s annual report filed on Form 10-K with the Securities and Exchange Commission.

Atlantic Southern Financial Group, Inc.

Financial Highlights

(unaudited)

(In Thousands, Except Per Share Data)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2009	2008	2009	2008
EARNINGS (LOSS) SUMMARY
Interest and Dividend Income	$11,255	$13,727	$35,503	$41,631
Interest Expense	7,223	7,706	21,580	23,367
Net Interest Income	4,032	6,021	13,923	18,264
Provision for Loan Losses	11,352	907	17,420	2,255
Noninterest Income	1,132	(120)	4,475	2,113
Operating Expenses (1)	6,495	5,742	19,510	16,262
Operating (loss) income before taxes	(12,683)	(748)	(18,532)	1,860
Income tax benefit (expense)	4,395	401	6,738	(309)
Net operating (loss) income (1)	(8,288)	(347)	(11,794)	1,551
Noncash goodwill impairment charge	—	—	19,534	—
Net (Loss) Earnings	$(8,288)	$(347)	$(31,328)	$1,551

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2009	2008	2009	2008
PERFORMANCE MEASURES
Per Share Data:
Diluted operating (loss) earnings (1)	$(1.97)	$(0.08)	$(2.80)	$0.35
Per share impact of goodwill impairment charge	—	—	(4.64)	—
Diluted (loss) earnings	(1.97)	(0.08)	(7.44)	0.35
Book Value	13.66	21.70	13.66	21.70
Tangible book value	13.03	16.27	13.03	16.27

Key Performance Ratio
Net interest margin, tax equivalent (2)	1.56%	2.70%	1.97%	2.94%

(1) Excludes the non-recurring goodwill impairment charge of $19.5 million in the second quarter of 2009.

(2) Annualized

	September 30,	December 31,
	2009	2008
ASSET QUALITY
Non-performing assets/loans & OREO	11.04%	3.90%
Allowance for loan losses/total loans	1.92%	1.47%
Allowance for loan losses/non-performing loans	20.89%	55.31%
Net charge-offs to average loans (3)	2.45%	0.61%

AT PERIOD END
Loans	$760,815	$793,404
Earning Assets	1,021,782	912,107
Total Assets	1,083,677	991,742
Deposits	957,160	836,451
Shareholders’ equity	57,529	88,963

AVERAGE BALANCES
Loans	$789,869	$767,438
Earning Assets	963,410	862,986
Total Assets	1,073,740	939,754
Deposits	922,590	789,621
Shareholders’ equity	81,058	90,213

(3) September 30, 2009 is annualized.